Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	October 11, 2019

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Partners, L.L.C., Basswood Capital Management, L.L.C., Basswood Enhanced Long Short Fund, L.P. (“BELS”), Basswood Enhanced Long Short GP, LLC, Basswood Financial Long Only Fund, LP (“BFLOF”) and Basswood Financial Fund, Inc. (“BFF, Inc.”) (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to BFF, Inc., Basswood Opportunity Partners, LP (“BOP”), BELS, Basswood Financial Fund, LP (“BFF”), BFLOF and Basswood Opportunity Fund, Inc. (“BOF”) (collectively, the “Funds”) and certain separate managed accounts managed by Basswood Capital Management, L.L.C. (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Basswood Partners, L.L.C. is the general partner of BFF, BOP and BFLOF, and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF, BOP and BFLOF. Basswood Enhanced Long Short GP, LLC is the general partner of BELS and may be deemed to have a pecuniary interest in the Common Stock held directly by BELS. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts, and also directly hold shares of Common Stock.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. Basswood Capital Management, L.L.C. and Basswood Partners, L.L.C. also disclaim beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other.

Matthew Lindenbaum, a managing member of Basswood Capital Management, L.L.C., serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Matthew Lindenbaum.
2.	Represents a cross-trade of Common Stock among certain of the Funds or Managed Accounts.
3.	Common Stock held directly by certain separate accounts managed by Basswood Capital Management, L.L.C.
4.	Common stock held directly by BELS.
5.	Common Stock held directly by BFLOF.
6.	Common Stock held directly by BFF, Inc.
7.	Common Stock held directly by BOF.
8.	Common Stock held directly by BFF.
9.	Common Stock held directly by BOP.
10.	Common Stock held directly by Bennett Lindenbaum.
11.
Common Stock held directly by Matthew Lindenbaum, which includes 1,912.944112 shares of Common Stock underlying restricted stock unit awards. This number includes shares received as part of a dividend reinvestment program.